Exhibit 99.01

EFI Files its Annual Report on Form 10-K and

Quarterly Reports on Form 10-Q

Now Current In Its SEC Filings

Foster City, Calif. – October 22, 2007 – EFI (Nasdaq: EFII), the world leader in customer-focused digital printing innovation, announced today that it has filed its Annual Report on Form 10-K for the year ended December 31, 2006 and its Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, March 31, 2007 and June 30, 2007 with the Securities and Exchange Commission. As previously announced, these reports were delayed due to the independent investigation by a special committee of EFI’s board of directors into its historical option practices and the resulting restatement of its previously issued financial statements.

Based on information obtained during the independent investigation, on May 7, 2007 EFI announced its intention to restate its previously issued financial statements to reflect the additional stock-based compensation expense it would be required to record. In the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company restated its consolidated balance sheet as of December 31, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2005 and 2004, and each of the quarters in 2006 and 2005 to reflect such additional stock-based non-cash compensation expense and related income tax effects for stock option awards granted from 1992 through 2006 and the financial statement impact for all subsequent periods. The Company has recorded a cumulative charge of $98.9 million net of income taxes ($152.1 million on a pre-tax basis) in its consolidated financial statements through December 31, 2005 to reflect additional stock-based compensation expense. The Company’s findings indicate that stock options granted prior to January 31, 2001 and subject to re-measurement comprised more than 97% of the additional stock-based compensation.

With the filing of the Annual Report and Quarterly Reports referred to above, the Company believes it has returned to full compliance with the Securities and Exchange Commission reporting requirements and Nasdaq listing requirements.

Safe Harbor for Forward Looking Statements

This press release contains forward-looking statements concerning EFI’s financial reporting and compliance with Securities and Exchange Commission reporting requirements and Nasdaq listing requirements. There can be no assurance regarding the findings of any court or governmental authority regarding EFI’s stock option grant practices or the consequences thereof, including the untimely financial reporting resulting therefrom, or regarding the outcome of any future regulatory actions by the SEC, Nasdaq or other agencies or entities. Forward-looking statements are made as of the date of this press release and, except as required by law, EFI does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About EFI

EFI (www.efi.com) is the world leader in customer-focused digital printing innovation. EFI’s award-winning solutions, integrated from creation to print, deliver increased performance, cost savings and productivity. The company’s robust product portfolio includes Fiery® digital color print servers; VUTEk® superwide digital inkjet printers, UV and solvent inks; Jetrion® industrial inkjet printing systems; print production workflow and management information software; and corporate printing solutions. EFI maintains 23 offices worldwide.